Exhibit 10.1

Peter J. Nowlan

Dear Peter:

Re:	Offer of Employment as Chief Brand and Marketing Officer

We are pleased to offer you a permanent, full-time position with Tim Hortons Inc. (the “Company” or “THI”) as Chief Brand and Marketing Officer, reporting to our President and Chief Executive Officer.

Scope of Employment

As Chief Brand and Marketing Officer, you shall undertake those duties, responsibilities and reporting requirements which are ordinarily expected of a Chief Marketing Officer of a publicly-listed company, as well as other services as are required from time to time by the President and Chief Executive Officer. You shall perform these services principally from the Head Office of the Company in Oakville, Ontario, although you acknowledge that the performance of these duties and functions may necessitate travel to other places throughout Canada, the United States and Internationally.

Throughout the term of your employment, you agree to carry out the performance of your duties in compliance with the governing documents of the Company, including all rules, policies and practices now or hereafter established and amended from time to time by the Company.

Employment Conditions

This offer is conditional upon satisfaction of each of the following conditions:

•	Approval by the Board of Directors of the Company of your appointment as Chief Brand and Marketing Officer; and

•	Execution of this Offer Letter and the attached Employment and Post-Employment Covenants Agreement (the “Covenants Agreement”) in forms satisfactory to the Company.

Subject to the satisfaction of the foregoing conditions, your employment with the Company will commence on May 21, 2014, and will be subject to the terms and conditions set forth in the table below.

All dollar amounts in this offer letter are in Canadian funds. In addition, we have separately provided to you information on the Company’s group benefits and pension plan. The signature below indicates that you have reviewed and read these materials.

Participation in and level of compensation under the following compensation arrangements and benefits programs shall be subject to the Company’s practices and procedures as they may exist from time to time

2.

including, without limitation, the attainment of performance objectives and other grant or award conditions. The weighting, mix and design features of compensation programs are also subject to change at the Board’s discretion.

Provision	Employment Terms	Commentary
Position	• Chief Brand and Marketing Officer	• Reports to the President and Chief Executive Officer of the Company
Effective Date	• No later than May 21, 2014
Term of Agreement	• Open-ended employment	• No fixed term
Base Salary	• $375,000 effective May 21, 2014	• Base Salary will be reviewed by the Human Resource and Compensation Committee (“HRCC”) on an annual basis, and any future adjustments will be at the sole discretion of the HRCC.
Target Annual Incentive (“EAPP”)	• Target annual incentive of 80% of base salary ($300,000 for 2014)
• Your 2014 annual incentive target will not be prorated. Final payout is subject to company and individual performance.
• Awards under the EAPP are entirely discretionary on the part of the Company, and there is no guarantee of an award in any particular year.
• For 2014, your EAPP payout will be based on the following company performance metrics:
o THI Net Income (60%)
o Same Store Sales Growth (30%), weighted 80% Canada and 20% U.S.
o Individual/Strategic Objectives as determined by the President & CEO (10%)

3.

Provision	Employment Terms	Commentary
Performance Share Units (“PSU”)	• Annual grant of $150,000 at target • This award will be granted during the open trading window expected to be in either May or August 2014
• Awards under the Stock Incentive Plan are entirely discretionary on the part of the Company, and there is no guarantee of an award or grant in any particular year.
• PSUs vest after three years based on three-year Company performance against Return on Asset (ROA) and Relative Total Shareholder Return (TSR) objectives.
• The 2014 grant will have a minimum vest (floor) of 95% of units granted and will vest in March 2017. Subsequent grants will have a minimum vest (floor) of 50% of units granted.
• Further information will be provided at the time of grant.

Stock Options/SARs	• Annual grant of $150,000 at target • This award will be granted during the open trading window expected to be in either May or August 2014
• Awards under the Stock Incentive Plan are entirely discretionary on the part of the Company and there is no guarantee of an award or grant in any particular year.
• Options/SARs vest annually over 3 years with a 7-year term.

Welcome (Sign-On) Grant
• Welcome PSU grant of $300,000 with 95% guarantee (see commentary under PSU section)
• Welcome Restricted Share Units (RSU) grant of $300,000
• This award will be granted during the open trading window expected to be in either May or August 2014
• The PSUs will vest in March 2017 based on the Company’s performance against ROA and TSR objectives (see above). • RSUs will vest one-third annually beginning in March 2015.
Company Allowance	• Eligible to participate in the Company’s car allowance program, on the same terms as offered to other employees at the executive officer level	• $1,900 per month, paid bi-weekly.
Executive Medical	• One Medcan Health Assessment per year	• Approximate value of $1,600

4.

Provision	Employment Terms	Commentary
Defined Contribution Pension Plan (“DCPP”)	• Eligible to participate in the existing THI pension plan arrangements
• The defined contribution plan includes compulsory employee participation and employer contributions at levels determined by the Company.
• The Company contributes 5% of your gross regular earnings on your behalf and you contribute 2% of regular earnings, subject to legislated maximum limits.
• The Company regularly reviews these plans, and accordingly, reserves the right to, at any time, amend or terminate these plans.

Executive Retirement Savings Plan (“Savings Plan”)	• Eligible to participate in existing THI executive retirement savings plan arrangement • This program, combined with the DCPP, delivers 12% of your base pay and annual incentive in retirement savings
• The Company regularly reviews these plans, and accordingly, reserves the right to, at any time, amend or terminate these plans.
• Prorated to employment period. For 2014, this will be the prorated portion of your base salary only. For 2015, the calculation will be based on 12% of your 2015 base salary plus your 2014 bonus (paid in February 2015), less employer contributions to DCPP.

Group Benefits
• Eligible to participate in the Company’s benefit plans, including medical, dental, vision, life and long-term disability insurance, which are offered to other employees of the Company at the executive officer level

• The Company regularly reviews the benefit plans, as well as its insurance carriers, and accordingly, reserves the right to amend or discontinue the benefit plans and change its insurance carriers where deemed appropriate.

Vacation	• Entitled to five weeks of vacation
Change in Control Agreement	• Provides for severance upon termination of employment after Change in Control	• Execution of our Standard Change in Control Agreement
Restrictive Covenants
• Confidentiality agreement
• Non-compete clause – 1 year from notice of termination
• Non-solicitation clause – 2 years from notice of termination
• Other covenants as set forth in the Covenants Agreement
• Execution of our standard employment and post-employment covenant agreement will be required, i.e., the “Covenants Agreement”.

5.

Provision	Employment Terms	Commentary
Policies	• Acknowledgement to comply with applicable Company plans and programs	• Recoupment policy • Share ownership guidelines • Insider trading policy • Standards of Business Practices • Governance Guidelines • All other policies, as applicable to employees

Corporate Plans and Policies

By signing this Offer Letter, you acknowledge and agree that:

(a)
the Company has provided you with copies of all of the Company’s policies and programs relevant to your employment, including but not limited to those described in the Company’s management information circular dated March 11, 2014 in the sections entitled “Corporate Governance Principles and Practices”, “Compensation Discussion and Analysis” and “Executive and Director Compensation” (collectively, the “Company Policies”);

(b)	you have read and understood the Company Policies, and agree that your employment, as well as your entitlement to compensation, benefits and incentives, will be governed by the Company Policies; and

(c)
the Company may, from time to time, amend, alter, change or delete policies and programs including, without limitation, the Company Policies, to meet the business needs of the enterprise and that, upon receiving notice of such policies or programs (or any amendments, alternations, changes or deletions thereof), your employment, as well as your entitlement to compensation, benefits and incentives, will be governed by such revised policies and programs.

In addition, by signing this Offer Letter, you acknowledge and agree that:

(a)
as an officer of the Company, you will be held to equity ownership guidelines equal to three times your annual base salary, from time to time, and you have until the end of 2019 to satisfy the guidelines; and

(b)
the Company’s Recoupment Policy Relating to Performance-Based Compensation is binding on you as a “Senior Executive” under such policy, and that all performance-based compensation awarded to you in accordance with the terms and conditions of this Offer Letter or otherwise under any incentive, bonus or other plan of the Company or its affiliates are subject to the Recoupment Policy.

Eligibility to Perform Services

By signing this Offer Letter, you represent, warrant and covenant that:

(a)	you are legally eligible to work in Canada and will continue to be legally eligible to work in Canada;

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(b)
you are not bound by any agreement or subject to any legal obligations to any third party, including but not limited to any person with whom the Company may be in competition, that would prohibit you from negotiating or accepting employment with the Company or would otherwise conflict with any of your obligations to the Company under this Offer Letter or the Covenants Agreement including but not limited to any confidentiality, non-competition, non-solicitation or non-interference agreement with respect to any third party; and

(c)	the information provided by you, both verbally and on any resume, application form or questionnaire is complete and accurate in every respect.
You acknowledge that the Company has relied upon the representations outlined above, and you agree to indemnify and hold the Company, its directors, officers, employees, agents and/or consultants harmless against any and all claims, liabilities, losses, damages, costs, fees and/or expenses including reasonable legal fees incurred by the Company, its directors, officers, employees, agents and/or consultants by reason of your violation of any of the representations set forth above.

Privacy Consent

By accepting employment with the Company, you hereby consent to the Company and any affiliate collecting, using and disclosing your personal information to establish, manage, terminate and/or otherwise to administer the employment relationship, including, but not limited to:

(a)	providing for proper remuneration for your services to the Company, which may include disclosure to third party payroll providers;

(b)
administering and/or facilitating the provision of any benefits to which you are or may become entitled, including benefits coverage, registered retirement savings plan and incentive plans; this shall include the disclosure of your personal information to the Company’s third party service providers and administrators;

(c)	enabling the Company to comply with any regulatory, reporting and withholding requirements relating to your employment, including but not limited to insider trading requirements;

(d)	performance and promotion reviews and consideration;

(e)
monitoring your access to and use of the Company’s electronic media services to confirm that the use of such services is in compliance with the Company’s policies and procedures and is not in violation of any applicable laws;

(f)	complying with the Company’s obligations to report improper or illegal conduct by any director, officer, executive or agent of the Company under any applicable securities, criminal or other law;

(g)	acquiring, selling or transferring any or all of the Company’s business; and

(h)	complying with all applicable laws relating to public disclosure or otherwise.
You also agree to the terms of the enclosed Covenants Agreement which forms part of this offer of employment, and which expands upon several of the terms and conditions of employment set forth herein.

Congratulations on joining the Company. We are confident you will find your new position both challenging and rewarding.

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Tim Hortons Inc.

Per: /s/ MARC CAIRA
Marc Caira
President and Chief Executive Officer

The undersigned hereby accepts the above offer of employment upon the terms and conditions set out therein. The undersigned acknowledges that he was given the opportunity to obtain independent legal advice prior to accepting the said offer of employment. The parties hereto shall be entitled to rely on delivery of a facsimile/electronically scanned copy of this executed document and such copy shall be legally effective to create a valid and binding agreement.

/s/ PETER J. NOWLAN
Peter J. Nowlan

Dated: April 13, 2014